EXHIBIT 10.2



                          AMENDMENT TO AGENCY AGREEMENT

     This amendment dated November 15, 2001 (the "Amendment") to the Agency Agreement dated as of July 27, 2001 (the "Agreement"), is made by and between Commonwealth Associates, L.P., and Infowave Software, Inc. Capitalized terms used in this Amendment shall have the same meanings set forth in the Agreement, except as otherwise set forth herein.

     WHEREAS, the parties hereto wish to amend the terms of the Agreement to reflect a modification to the pricing terms of the Placement, an extension to the Offering Period and certain other changes.

     NOW, THEREFORE, the parties hereto agree as follows:

1. Definition of Closing Price. The definition of "Closing Price" in the first paragraph of the Agreement is hereby deleted and replaced with the following definition:

     The "Closing Price" shall be equal to the lower of (a) Cdn. $0.69 and (b) 85% of the weighted average of the trading prices of the Company's common shares on the TSE for the five trading days ending on the business day preceding the date of the Initial Closing.

2. Extension of Offering Period. The last sentence of Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

     The offering period for the Placement (the "Offering Period") shall commence on the date the Memorandum is delivered to the Placement Agent and shall continue until December 14, 2001 (the "Termination Date").

3. Closing Conditions. Section 3(b) of the Agreement is hereby amended by adding the following new subsection (xii):

     (xii) Koll Agreements. Thomas Koll shall have subscribed for at least $1,000,000 of Special Warrants in the Placement through the conversion of at least $1,000,000 of outstanding indebtedness under Mr. Koll's existing credit facility (the "Facility"). The Facility shall be amended to provide for a three-year, non-convertible, non-revolving secured loan in the amount of up to US$3,000,000, but in any case representing the net of $12,000,000 less the amount of the Placement (the "Koll Loan") bearing interest at the United States prime rate (as reported by Bloomberg) plus two percent, payable annually, and shall otherwise be acceptable to the Placement Agent. The Koll Loan shall be subordinate to any current or future bank debt or strategic investment in the Company and may be prepaid to the extent of (a) 33% of the first $3,000,000 of gross proceeds of future equity financings by the Company and 50% of any additional amounts, provided such financings involve the issuance of common stock only at a price greater than the Closing Price and on terms no more favorable than the Offering and (b) 100% of payments from Technology Partnerships Canada. The terms of the Koll Loan may not be amended without the approval of all of the members of the Finance Committee (as defined in Section 4(m) hereof) other than Mr. Koll.

4. Board of Directors. Section 4(h) of the Agreement is hereby deleted in its entirety and replaced with the following:



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     (h)  Board  Composition,  Meetings  and  Compensation.  Until  such time as
Commonwealth and the Commonwealth Investors ceases to beneficially own at least 10% of the Company's common shares issued and outstanding from time to time (assuming exercise of the Special Warrants but not exercise of the Warrants), the Company shall nominate and use reasonable efforts to cause to be elected two members of the Board designated by the Placement Agent, at least one of whom must be a Canadian resident, and not a U.S. citizen. If less than 80 Special Warrants are sold in the Placement, both such nominees shall be required to be Canadian residents, and not U.S. citizens. Until such time as both nominees of the Placement Agent have been elected or appointed to the Board, the Placement Agent shall be entitled to have one observer receive notice of and attend all meetings of the Board. Board meetings shall be held on not less than a quarterly basis. The Placement Agent's designees to the Board shall be reimbursed for expenses incurred in attending Board meetings and shall be entitled to such other cash and non-cash compensation as is afforded other non-employee members of the Board. The Company agrees that two of the currently existing members of the Board shall not stand for reelection at the next meeting of shareholders. The Placement Agent acknowledges and agrees that until such time as the Koll Loan has been repaid, or if Mr. Koll purchases more than $1,500,000 of Special Warrants in the Offering, then until such time as he ceases to beneficially own at least 5% of the Company's common shares, the Company shall nominate and use reasonable efforts to cause to be elected one member of the Board designated by Mr. Koll.

5. Prospectus Qualification. Section 4(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

     (j) Final Prospectus. The Company shall use its reasonable commercial efforts to file and receive a receipt for the final, long-form Canadian Prospectus qualifying the Shares and the Underlying Shares (to the extent permissible) for distribution and trading in Ontario, British Columbia and Alberta within 90 days after the Initial Closing, and shall have delivered commercial copies of such Prospectus to the Placement Agent.

6. Finance Committee. Section 4 of the Agreement is hereby amended by adding new subsection (m):

     (m) Executive Finance Committee. On the date of the Initial Closing, the Company shall establish an executive finance committee of the Board (the "Finance Committee") comprised of three Board members, one of which shall be the designee of the Placement Agent, one of which shall be the designee of Thomas Koll, and one of which shall be the designee of the Chairman of the Board. The Finance Committee shall be authorized to have final approval of all cost cutting measures and new offerings of equity or debt convertible to equity ("Financings") by the Company, other than; (i) Financings that involve the issuance of common stock at a price greater than the Closing Price and on terms no more favorable than the Offering, as deemed by the Finance Committee, acting reasonably, or (ii) Financings from strategic partners. The Finance Committee shall remain in place at least until such time as the Koll Loan is repaid in full.

7. Effectiveness. This Amendment shall be deemed effective as of the date hereof.

8.   Miscellaneous.

     a. Agreement Amended. Subject to the provisions of this Section 8, this Amendment shall be deemed to be an amendment to the Agreement. All references to the



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Agreement in any other document, instrument agreement or writing hereafter shall be deemed to refer to the Agreement as amended hereby.

     b. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Company, the Placement Agent and their respective successors and assigns.

     c. Governing Law. This Amendment and the rights and obligation of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles.

     d. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     e. Fiduciary Obligations. Nothing in this Amendment or the Agreement shall derogate from any directors' fiduciary obligations.

     IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                      INFOWAVE SOFTWARE, INC.

                                      By:
                                          --------------------------------------
                                          Name: Todd Carter
                                          Title: Chief Financial Officer

Agreed:

COMMONWEALTH ASSOCIATES, L.P.

   By: Commonwealth Associates Management Company., Inc.

   By:
       -------------------------------------------------------------------------
            Name: Joseph Wynne
            Title: Secretary






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